Exhibit 4.6

Moore Corporation Limited

Employee Stock Purchase Plan

July, 2001

Moore Corporation Limited
Employee Stock Purchase Plan
July, 2001	i

Moore Corporation Limited
Employee Stock Purchase Plan
July, 2001	Page 1

Article 1, Introduction

The Moore Corporation Limited Employee Stock Purchase Plan has been established effective July 2001. This Plan will allow all permanent employees of Moore Corporation Limited and it subsidiaries who are resident Canadians to purchase common shares of Moore Corporation Limited in accordance with the terms hereof.

Article 2, Definitions

In this Plan, the following words and phrases shall, unless otherwise indicated, have the following meanings:

2.01	“Applicable Tax Legislation” means tax legislation as defined under the Income Tax Act (Canada) and any applicable provincial income tax act, as amended from time to time, together with any relevant regulations and application rules made thereunder from time to time.

2.02	“Appropriate Form” means the form provided or prescribed by the Corporation for a particular purpose.

2.03	“Approved Absence” means

(a)	any period of absence not in excess of one year during which an Employee absents himself from work with the approval or at the direction of the Employer, including but not restricted to absence on account of sickness, accident, disability, maternity or parenting; provided such Employee returns to work for the Employer at such time as the Employer may reasonably require; and

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Employee Stock Purchase Plan
July, 2001	Page 2

(b)	any period of absence during which the Employee was in military service with the Canadian armed forces if he is re-employed within 90 days following termination of such military service.

During an Approved Absence the Employee will be regarded as being in the Service of the Employer.

2.04	“Associated Company” means any company that is designated by the Corporation as an Associated Company.

2.05	“Beneficiary” shall mean a person last designated by a Participant in accordance with Article 13.09 of the Plan.

2.06	“Benefits Department” means the Benefits Department of the Corporation located at 6100 Vipond Drive, Mississauga, ON L5T 2X1 CA, Attention: Joan Yeates.

2.07	“Board of Directors” means the Board of Directors of the Corporation.

2.08	“Corporation” means Moore Corporation Limited and includes any successor thereto, provided that reference to any action to be taken, approval to be given or power or discretion to be exercised by the Corporation shall refer to the Board of Directors or any officer or employee of the Corporation duly authorized by the Board of Directors in that behalf.

2.08	“Covered Earnings” shall mean the total annual compensation paid to an Employee for Service with the Employer and shall include basic salary, basic wages, overtime, shift differentials, commissions and bonuses.

2.09	“Direction” shall have the meaning ascribed to it in Section 8.01 hereof.

2.10	“Disability” shall mean a state of incapacity that is deemed to commence

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Employee Stock Purchase Plan
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(a)	for an Employee who is a member of the Employer’s long term disability plan, on the date that he qualifies for a disability benefit from the long term disability plan.

(b)	for an Employee who is not a member of the Employer’s long term disability plan, on the date seven months after he becomes disabled and has been certified by medical documentation acceptable to the Employer as being unable to perform services of the nature usually performed by him for the Employer during the six months preceding his claim of disability.

2.11	“Effective Date” shall mean July 1, 2001.

2.12	“Eligible Employee” shall mean a permanent Employee who is actively employed by the Employer and is a Canadian resident.

2.13	“Employee” means any person who is actively rendering services to the Employer or with the Employer and one or more Associated Companies, on a permanent Full-Time Basis and who receives Covered Earnings from the Employer. The term Employee shall not include any person hired on a temporary, consultant or contract basis.

2.14	“Employer” means the Corporation and includes:

(a)	any Predecessor Company;

(b)	any Associated Company which adopts the Plan after the Effective Date and any successor thereto; and

(c)	any wholly-owned subsidiary of the Corporation whose employees have been designated by the Board of Directors as eligible to participate in the Plan including, without limitation, Logidec, effective July 1, 1997.

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Employee Stock Purchase Plan
July, 2001	Page 4

2.15	“Full-time Basis” means employment that customarily entails service to the Employer of more than 20 hours per week.

2.16	“Initial Pay Date” shall mean the first pay date on which participation of the Participant in the Plan is to begin.

2.17	“Market Price” means the aggregate weighted average price at which common shares of the Corporation are purchased or sold by the Trustee on the open market in any given Trading Period.

2.18	“Participant” means an Eligible Employee who elects to participate in the Plan in accordance with Article 3.

2.19	“Participant Accounts” means the separate accounts maintained for a Participant in respect of the Trust Funds to which Participant Contributions are made and which are invested in accordance with Article 6.

2.20	“Participant Contributions” means the total of the contributions made by a Participant as described in Article 4.

2.22	“Plan” means the Moore Corporation Limited Employee Stock Purchase Plan, as amended from time to time.

2.23	“Plan Year” means the calendar year.

2.20	“Predecessor Company” means any company, all or a substantial part of whose business and assets have been acquired by the Corporation, and any company which has been amalgamated with the Corporation.

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Employee Stock Purchase Plan
July, 2001	Page 5

2.21	“Service” means the period of employment as an Employee of the Employer (commencing, in the case of an Employer referred to in Section 2.14 (c), on the effective date of the designation) prior to retirement. Service must be continuous and without interruption, other than for an Approved Absence as provided in Section 2.03.

In the case of (i) any employee of a company which becomes a Predecessor Company after the Effective Date; or (ii) any employee of a company that is designated an Associated Company after the Effective Date, the period of employment of such employee with such company shall not be included in the definition of Service except to the extent and for the purposes as may be determined by the Corporation, in its sole discretion.

In the case of any employee of a company that became a Predecessor Company prior to the Effective Date, the period of employment of such employee with such company shall be included in the definition of Service.

2.21	“Subsequent Pay Date” shall have the meaning ascribed to it in Section 4.02 hereof.

2.22	“Trading Day” means any day on which the common shares of the Corporation may be purchased and sold on the Toronto Stock Exchange.

2.23	“Trading Period” means the period which consists of three consecutive Trading Days commencing forty-eight (48) hours after the receipt by the Trustee of all Participant Contributions for any given pay period.

2.24	“Trust Agreement” means the agreement or agreements between the Corporation and a Trustee in connection with the Plan.

2.25	“Trust Company” means a trust company authorized to do business in Canada.

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Employee Stock Purchase Plan
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2.26	“Trustee” means a Trust Company or Companies selected by the Corporation to hold the Trust Funds pursuant to the Trust Agreement.

2.27	“Trust Fund” shall mean one or more of the trust funds established to receive the contributions under the Plan as provided in Article 12.

2.28	“Valuation Date” shall mean any date on which the Participant’s accounts are valued in accordance with Article 8.04.

For purposes of the Plan, words in the masculine gender will also include the feminine gender, unless clearly indicated otherwise; words in the singular may include the plural or the plural may include the singular.

Article 3, Participation and Enrolment

3.01	Only Eligible Employees may become Participants.

3.02	In order to become a Participant, an Eligible Employee must complete and file with the Benefits Department, at least ten (10) days prior to the Initial Pay Date, the Appropriate Form and such other authorizations and designations as may be specified by the Employer.

3.03	For the purposes of this Plan and subject to the compliance of the Eligible Employee with this Article 3, an Eligible Employee shall be deemed to become a Participant upon the Initial Pay Date.

3.04	The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Participant. The Plan does not

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Employee Stock Purchase Plan
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provide any guarantee against any loss that may result from fluctuations in the market value of the common shares of the Corporation. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

Article 4, Participant Contributions

Basic Contribution

4.01	A Participant may contribute to the Plan, at his discretion, an amount not less than $10.00 per month, stated in equal amounts per pay period.

Changes in Contribution Rate

4.02	A Participant may vary his contribution rate or suspend or reinstate his contribution at any time, effective the next pay date (the “Subsequent Pay Date”) by filing the Appropriate Form with the Benefits Department at least ten (10) days prior to the Subsequent Pay Date.

Administration

4.03	All Participant Contributions shall be made [solely] through payroll deduction.

4.04	Participant Contributions will be automatically suspended when a Participant stops receiving Covered Earnings through the regular payroll and shall resume immediately upon resumption of payment of Covered Earnings through the regular payroll. For greater certainty, Participant Contributions are not permitted after the termination of the Participant’s employment for any reason including, but not limited to, due to the Participant’s Disability.

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Employee Stock Purchase Plan
July, 2001	Page 8

Article 5, Voting of Shares

The Participant shall have the right to vote the common shares of the Corporation held in his Participant Account in the Plan. Proxy information will be sent to the Participant by the Trustee at the address of the Participant specified on the books and records of the Corporation.

Article 6, Participant Plan Arrangement

6.01	Subject to conditions stated herein, all Participant Contributions shall be paid to the Trust Fund for the purchase of common shares of the Corporation.

6.02	Any income arising from dividends earned through investment in the common shares of the Corporation will be used to purchase additional common shares of the Corporation.

Article 7, Participant Accounts

Set-up of Accounts

7.01	A separate Participant Account shall be established with respect to the Trust Fund for each Participant in connection with which purchases of common shares of the Corporation by individual Participants shall be credited.

Allocation of Income

7.02	All income received, capital gains made and capital losses sustained by each Trust Fund during a given Plan Year shall be allocated on a pro rata basis to the appropriate Participant Account(s) either during such Plan Year or within ninety (90) days after the end of such Plan Year.

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Employee Stock Purchase Plan
July, 2001	Page 9

Valuation of Accounts Established for Moore Corporation Stock Fund

7.03	Common shares of the Corporation will be purchased during the Trading Period. A pro rata number of such shares, including fractions thereof, will then be allocated to individual Participant Accounts based on the Market Price thereof and the corresponding dollar amounts credited or charged to such Participant Accounts as a result of the applicable Participant Contributions for that pay period.

7.04	Brokerage fees and commissions for the purchase of shares in connection with Article 7.03 hereof will be paid by the Corporation.

7.05	The dollar value of a given Participant Account on any date shall be equal to the then current market value of the common shares of the Corporation multiplied by the number of shares held in such Participant Account, plus or minus the amounts credited or charged to such Participant Account but not yet used to purchase or sell common shares of the Corporation.

Article 8, Withdrawal Privileges

8.01	A Participant may withdraw some or all of the value of his Participant Contributions at any time during his employment with the Employer by providing a direction to the Trustee at least ten (10) days prior to the Subsequent Pay Date to (i) sell the desired amount of common shares of the Corporation held in such Participant’s Account; and (ii) pay the proceeds of such sale to the Participant subject to any deductions required further to Section 8.03 below (each, a “Direction”). Alternatively, a Participant may request a certificate representing any whole number of common shares of the Corporation contained in his Participant Account up to the total whole number of common shares contained in such Participant Account.

8.02	The Trustee shall dispose of the number of common shares of the Corporation specified by the Direction on the open market during the Trading Period corresponding to the pay period

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Employee Stock Purchase Plan
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in which the Direction was provided. The proceeds of such disposition shall then be allocated to the applicable Participant Account based upon the Market Price thereof.

8.03	The Participant shall be responsible for all costs including brokerage fees and commissions related to the sale contemplated by Section 8.01 above, with such costs being deducted from the proceeds of such sale prior to distribution to the Participant.

Valuation

8.04	The Valuation Date for purposes of this Article 8 shall be coincident with the day on which the Participant elects distribution of his Participant Account.

Article 9, Termination of Employment

9.01	When a Participant’s employment with the Employer is terminated, either voluntarily or involuntarily, for any reason including, but not limited to, due to retirement or Disability, except as set forth in Section 9.02 below, the Participant may elect to continue participation in the Plan and continue to receive quarterly Participant reports on his Participant Account. However, such terminated Employee shall not be able to make any further contributions to the Plan as a Participant.

9.02	Notwithstanding the above, where the Participant’s termination of employment is due to death, distribution of the account will be made to the Participant’s designated Beneficiary or his estate.

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Employee Stock Purchase Plan
July, 2001	Page 11

Article 10, Payments

Cash

10.01	Subject to Section 8.03, all amounts distributable pursuant to Article 8, shall be available in cash or in specie as soon as practicable after the Valuation Date specified in Section 8.04 and in any case, within sixty (60) days of such Valuation Date.

Incapacity

10.02	Upon receipt by the Employer of notice or evidence of legal proceedings establishing the incapacity of a Participant to receive or acknowledge receipt of any distribution, the Employer may make any required distribution available only to the duly appointed legal representative or other named Beneficiary of the Participant.

Identity of Proper Payee

10.03	The determination by the Employer, in accordance with guidelines set forth by the Trustee, as to the identity of the proper payee for any payment and the amount properly payable shall be conclusive, and payment in accordance with such determination shall constitute a complete discharge of all obligations of the Employer on account thereof.

Article 11, Administration

Plan

11.01	The Corporation shall be responsible for administration of the Plan consistent with its mandate and rules and regulations from time to time. The Corporation may delegate to third parties any part of the administration of the Plan as it may deem advisable. The Corporation may employ such legal, actuarial, medical, accounting, clerical and other assistance as it may require in carrying out the provisions of the Plan.

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Employee Stock Purchase Plan
July, 2001	Page 12

11.02	Except as otherwise expressly provided, the Corporation shall have the exclusive right to interpret the Plan and to decide any matter arising thereunder in connection with the administration of the Plan. All decisions of the Corporation shall be conclusive and binding upon Participants and all other persons having any interest in the Plan.

11.03	The directors and officers of the Corporation shall be entitled to rely upon (i) any table, valuations, computations, estimates, certificates and reports furnished by the actuary; (ii) any opinions furnished by legal counsel; (iii) any certificates and reports furnished by accountants; and (iv) any reports furnished by the Trustee. The directors and officers of the Corporation shall be fully protected and shall not be liable in any manner whatsoever for anything done or action taken or suffered in reliance upon any actuary, accountant, Trustee or counsel.

11.04	The Corporation may require satisfactory proof of age or of any other matter under the Plan from or with respect to any Employee, Participant or Beneficiary and no such person shall acquire any rights or be entitled to receive any benefits under the Plan until such proof shall be furnished as so required.

11.05	Neither any officer or director of the Corporation nor any of its Employees shall be liable to any other Employee, Participant, Beneficiary or other person whatsoever respecting the operation or administration of the Plan except in circumstances of fraud or bad faith.

11.06	The Corporation shall provide each Participant with a written explanation of the terms of the Plan and any applicable amendments thereto together with an explanation of the rights and duties of the Participant with reference to the benefits available under the terms of the Plan.

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Employee Stock Purchase Plan
July, 2001	Page 13

Trust Funds

11.07	The Corporation shall establish the Trust Funds for the Plan.

11.08	All Participant Contributions shall be paid into the appropriate Trust Fund as provided in Article 6 and Article 7.

11.09	The Trust Funds shall be administered by the Trustee in accordance with the terms of the Trust Agreement.

11.10	Subject to Section 11.12, all funds under the Plan shall be held in the Trust Funds for the exclusive benefit of Participants and their Beneficiaries as provided for in the Plan.

Costs

11.11	The Corporation shall pay all administrative costs of the Plan related to the purchase of common shares of the Corporation.

11.12	All brokerage costs and commissions related to any sale of common shares of the Corporation under the Plan shall be deducted from the Participant Account of the Participant who directed such sale in accordance with Article 8 hereof.

Article 12, Amendment, Modification, Suspension or Termination

Corporate Authority

12.01	The Corporation, by action of the Board of Directors, reserves the right at any time to amend, modify, suspend or terminate the Plan, any contributions thereunder, the Trust Funds, or any contract relating to the Plan, in whole or in part, for any reason and without the consent of any Participant or Beneficiary, including the right to replace the Trustee.

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Employee Stock Purchase Plan
July, 2001	Page 14

12.02	The existence of the Plan and the purchase of common shares of the Corporation thereunder does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, common shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on the Plan or any common shares of the Corporation purchased thereunder.

Limitations

12.03	A modification or amendment or termination of the Plan shall not allow any part of the Trust Funds to be used for any purpose other than for the benefit of Participants and Beneficiaries except for such amounts as may be required to pay administrative costs as described in Section 11.12.

Notice

12.04	Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Corporation to the Trustee and, in the case of any change which may affect their interests, to all Participants.

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Employee Stock Purchase Plan
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Article 13, General Provisions

13.01	Each of the Corporation, its directors and its officers shall have no liability for payments under the Plan, and all Participants and Beneficiaries shall look solely to the assets of the Trust Funds for any payments or distributions to be made under the Plan.

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Employee Stock Purchase Plan
July, 2001	Page 16

13.02	Each of the Corporation, its directors and its officers shall not be liable for the investment performance of the Trust Funds nor shall the Corporation, its directors or its officers be responsible for the investment of any excess funds in the Participant Accounts which may remain following the purchase of common shares of the Corporation.

Legal Requirement

13.03	The Corporation is not obligated to direct, assist in or execute the purchase of any common shares or other securities, make any payments or take any other action if, in the opinion of the Board of Directors, in its sole discretion, such action would constitute a violation of any provision of any applicable statutory or regulatory enactment of any government or government agency.

Withholding Taxes

13.04	The purchase of any common shares of the Corporation under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such purchase, such purchase is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the Participant Contribution, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the purchase of the common shares of the Corporation. Any such additional payment is due no later than the date as of which any amount with respect to the purchase of the common shares of the Corporation becomes due.

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Employee Stock Purchase Plan
July, 2001	Page 17

Indemnification

13.05	Every director of the Corporation will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against such director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

Effective Date

13.06	This Plan becomes effective on the Effective Date.

No Assignment or Alienation

13.07	No payment or distribution under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt by anyone to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void.

No Employment Rights

13.08	The establishment of the Plan shall not be construed as conferring any legal rights upon any Employee or any person for continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee without regard to the effect which such action might have upon him as a Participant.

Currency

13.09	All Participant Contributions to the Plan and all payments under Plan shall be payable in lawful currency of Canada.

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Employee Stock Purchase Plan
July, 2001	Page 18

Acceptance of Terms and Conditions

13.10	Participation in the Plan shall be construed as acceptance of, and agreement by, a Participant to be bound by the terms and conditions of the Plan.

Applicable Law

13.11	The provisions of the Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

Designation of Beneficiary

13.12	A Participant must file a written notice with the Employer, on the Appropriate Form, to designate a Beneficiary to receive the benefits payable on his death under the terms of the Plan, and may alter or revoke such designation from time to time as allowed under any applicable legislation. If such designation of Beneficiary has not been provided, all benefits payable under this Plan shall be directed to the estate of the Participant.

No Advantage

13.13	No advantage, other than as provided for in the Plan, that is conditional in any way on the existence of the Plan, shall be extended to the Participant or to a person with whom the Participant was not dealing at arms’ length.

FIRST AMENDMENT TO

EMPLOYEE STOCK PURCHASE PLAN

The Moore Corporation Limited Employee Stock Purchase Plan dated July 1, 2001 (“ESPP”), is hereby amended as follows effective February 27, 2004:

1.	Except as specifically set forth below, all references in the ESPP to the corporation “Moore Corporation Limited” are amended to read “Moore Wallace Incorporated”.

2.	All references in the ESPP to “common shares” or “common stock” of Moore Corporation Limited are amended to refer to the common stock of R.R. Donnelley & Sons Company.

3.	All references in the ESPP to “Moore Corporation Limited Stock Fund” are amended to read “R.R. Donnelley & Sons Company Stock Fund”.

4.	Section 2.12 of the ESPP is amended to read in full as follows:

“Section 2.12. “Employee Stock Purchase Plan” or “ESPP” means the plan established to receive employee contributions for the purchase of common stock of R.R. Donnelley & Sons Company.”